Exhibit 4.9

Nonexecutive Letter Agreement

Timothy R. Kaufman

William R. Miller

Donald S. Vesling

John W. Keyes

Jamie Estill

Perry Van Rosendale

Robert Harris

David Schoffman

James Brigel

Scott Clark

Robert H. Wilson

John P. Carroll

Leon Z. Heller

Michael A. Costa

David Coslov

Spencer Hill

Joseph Jung

Jean-Luc Koclejda

Roger Marynak

Gerard Piccioni

Michael Rubin

Brian St. Clair

Robert Subasic

Thomas C. Beaulieu

Robert Bergia, Jr.

Paul Bochnak

Anita Caruso

Debbie Demay

Charles Johnsen

Heather Johnson

John Karageorge

Charles Kiss

Michael Koller

James Leonard

Susan Marecic

C. Eric Merrill

Michael Mikelas

John Minihan

Mario Mokbel

Hideyuki Nishizawa

Percy Oliver

Henry Ostrowski

Colette Rippel

Yves Roger

Kevin Rudman

John T. Turner

Michael W. McGraw

Kirk D. Peters

Michael Yaker

Bradley Zolla

Leslie J. Johnson

Ralph Castellano

Richard D. English

Kyle Mikaloff

Raymond Rivas

Fermin Maldonado

Claude Meilleur

David Watt

Mark Miller

Michael Mullen

Indenture of Trust of Laurence N. Weiss FBO Benjamin Bianchi

By:	Fern Bianchi, Trustee
Mark Weiss, Trustee

Indenture of Trust of Laurence N. Weiss FBO Phillip Bianchi

By:	Fern Bianchi, Trustee
Mark Weiss, Trustee

March     , 2011

TMS International Corp.

12 Monongahela Avenue

Glassport, PA 15045

Attn: Thomas E. Lippard, Esq.

Re:  TMS International Corp.—Nonexecutive Letter Agreement

Ladies and Gentlemen,

Reference is made to that certain Investor Stockholders Agreement, dated January 25, 2007, among TMS International Corp. (f/k/a Metal Services Acquisition Corp.) (the “Company”), Onex Partners II LP, and the stockholders listed on the signature pages thereto (as amended or modified from time to time, the “Stockholders Agreement”).

WHEREAS, the Company is preparing for an initial public offering (the “IPO”); and

WHEREAS, conditioned upon the consummation of the IPO, the undersigned, by executing and delivering to the Company this letter agreement shall no longer be subject to the provisions of the Stockholders Agreement and in lieu thereof will be subject to the provisions of this letter agreement;

NOW, THEREFORE, solely for the benefit of the Company, the undersigned hereto agrees as follows:

1.	When used in this Nonexecutive Letter Agreement, the following terms shall have the respective meanings shown:

a.	“Affiliate” means, with respect to any Person, (a) any director or executive officer of, or other Person performing substantially similar functions for, such Person, (b) any spouse, parent, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person), and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise and (ii) Onex Corporation shall be deemed to control any Person controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex Corporation.

b.	“Onex Investor” means Onex Partners II LP, Onex Corporation or any Affiliate of Onex Partners II LP or Onex Corporation that is a holder of Shares or other equity interests of the Company.

c.	“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

d.	“Pre-IPO Shares”, as to any Person, means the shares of common stock held by such Person immediately prior to the consummation of the IPO, and including any shares of common stock issued upon the exercise of any warrant or option held by such Person or issuable upon conversion of any convertible securities, including Class A Preferred Stock, held by such Person immediately prior to the consummation of the IPO.

e.	“Shares” means (a) the shares of the Company’s common stock and Class A Preferred Stock purchased, issued to or otherwise acquired by any stockholder who is a party to the Stockholders Agreement immediately prior to the IPO, including any such shares acquired upon the exercise of any warrant or option, and (b) any equity securities issued or issuable, directly or indirectly, with respect to the securities referred to in clause (a) by way of dividend or share split, exchange or conversion, or in connection with a combination of Shares, shares, recapitalization, merger, consolidation or other reorganization.

2.	The restrictions contained in this letter agreement shall not apply with respect to (i) any transfer, assignment, pledge, exchange or other disposal (a “Transfer”) of Shares by the undersigned to or among its Affiliates or (ii) any Transfer of Shares by the undersigned to any other stockholder who is a party to the Stockholders Agreement immediately prior to the IPO; provided, that the restrictions contained in this letter agreement shall continue to be applicable to the Shares after any such Transfer and provided further that the transferees of such Shares shall have agreed in writing to agree to the provisions of this letter agreement.

3.	The undersigned may sell Pre-IPO Shares only pursuant to a Public Sale (as defined in the Stockholder’s Agreement) or to another applicable exemption from registration under the Securities Act, and limited to a percentage of the undersigned’s Pre-IPO Shares equal, at the date of any sale, to:

a.	the greater of

i.	a cumulative number of Pre-IPO Shares accruing as follows: 12.5% of the undersigned’s Pre-IPO Shares on the date of the IPO and 12.5% of the undersigned’s Pre-IPO Shares on each anniversary of the IPO, but not to exceed an aggregate of 50% of the undersigned’s Pre-IPO Shares, and

ii.	the cumulative percentage of Onex Investors’ Pre-IPO Shares sold by Onex Investors, in and at any time after the IPO and prior to such time, minus

b.	the Pre-IPO Shares previously sold by the undersigned, whether in the IPO, pursuant to this Section 3 or otherwise.

Any sale pursuant to this Section 3 shall be subject to the provisions of Section 3 of the Registration Agreement (as defined in the Stockholders Agreement).

4.	The provisions of this letter agreement shall terminate automatically upon the earliest to occur of (i) an Approved Sale (as defined in the Stockholders Agreement), (ii) the fifth anniversary of the IPO, or (iii) such time as the Onex Investors cease to own at least 10% of the voting power of the Company.

5.	In the case of any Transfer pursuant to clause (i) of the first sentence of Section 2, a transferee may at any time, and shall forthwith in the event that such transferee ceases to be an Affiliate of the undersigned, transfer back to the undersigned all of the Shares held by it.

Sincerely,

Name: